Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions “Summary Historical and Pro Forma Consolidated Financial Data”, “Selected Historical Consolidated Financial Data” and “Independent Auditors” in the Registration Statement (Form F-4) and related Prospectus of Bombardier Recreational Products Inc. for the registration of U.S. $200,000,000 8 3/8% Senior Subordinated Notes due 2013 and to the inclusion therein of our reports dated May 21, 2004, with respect to the consolidated financial statements of Bombardier Recreational Products Inc. for the 44-day period ended January 31, 2004, and with respect to the financial statements of Bombardier Recreational Products (a reportable segment of Bombardier Inc.) for the 321-day period ended December 18, 2003 and the years ended January 31, 2003 and 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Montreal, Canada

June 14, 2004